UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 25, 2009 (August 24, 2009)
EMDEON INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34435 (Commission File No.)	20-3179218 (IRS Employer Identification No.)
3055 Lebanon Pike, Suite 1000
Nashville, TN 37214
(Address of principal executive offices)
(615) 932-3000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Lease Agreement for Nashville Data Center
     On August 24, 2009, Emdeon Business Services LLC (“EBS”), a Delaware limited liability company and a subsidiary of Emdeon Inc. (the “Company” or “we” or “us”), entered into a Lease Agreement (the “Lease Agreement”) with Solomon Airpark, LLC, a Tennessee limited liability company (“Solomon”).
     Under the Lease Agreement, EBS will lease certain land and an approximately 34,200 square-foot building to be constructed at the development commonly known as Airpark Center East in Nashville, Tennessee. This facility will house the primary data center for the Company’s Nashville operations. The Lease Agreement will replace the Company’s existing data center lease, which currently expires in December 2010, located at One Century Place, Nashville, Tennessee. The shell of the new data center will be constructed on a build-to-suit basis by Solomon, at its expense, in accordance with agreed upon specifications and plans as set forth in the Lease Agreement.
     The term of the Lease Agreement will be 15 years from the commencement date for the initial term, with the Company having the option to extend the Lease Agreement by two five-year renewal terms. Initial rent will be approximately $39,500 per month, subject to certain fixed increases over the course of the term as set forth in the Lease Agreement and to adjustment based on the actual cost of construction of the shell building.
     The foregoing description of the Lease Agreement is qualified in its entirety by reference to the Lease Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits

	10.1	Lease Agreement, dated August 24, 2009, between Solomon Airpark, LLC and Emdeon Business Services LLC.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMDEON INC.
Date: August 25, 2009	By:	/s/ Gregory T. Stevens
		Name:	Gregory T. Stevens
		Title:	Executive Vice President, General Counsel and Secretary

INDEX OF EXHIBITS

10.1	Lease Agreement, dated August 24, 2009, between Solomon Airpark, LLC and Emdeon Business Services LLC.